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Exhibit 10.21

LOAN AGREEMENT

        THIS LOAN AGREEMENT, dated as of August 22, 2006 (this "Agreement"), is between GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Borrower"), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association ("Lender").

RECITALS:

        Borrower has requested that Lender extend credit to Borrower in the form of a revolving line of credit in the amount of $7,500,000.00. Lender is willing to make such extensions of credit to Borrower upon the terms and conditions hereinafter set forth.

        Borrower and Lender entered into that certain Business Loan Agreement (Asset Based) dated April 25, 2005, pursuant to which Lender extended to Borrower a revolving credit facility in the amount of $1,250,000.00, as amended by Amendment to Loan Agreement dated January 31, 2006 (the "Prior Loan Agreement"). This Agreement is in restatement and replacement of the Prior Loan Agreement, and the liens and security interests created by the Loan Documents (as defined below) are in renewal and extension of the liens and security interests created by the documents executed in connection with the Prior Loan Agreement.

        NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Definitions

        Section 1.1.    Definitions.    As used in this Agreement, the following terms have the following meanings:

          "Advance" means an advance of funds by Lender to Borrower pursuant to Article II.

          "Advance Request Form" means a certificate, in substantially the form of Exhibit "C", properly completed and signed by Borrower requesting an Advance.

          "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests in such Person, and (c) any officer or director of such Person.

          "Arbitration Agreement" means the Arbitration Agreement executed by Borrower in substantially the form of Exhibit "F", as the same may be amended, supplemented or modified.

          "Authorized Representative" means any officer or employee of Borrower who has been designated in writing by Borrower to Lender to be an Authorized Representative.

          "Borrowing Base" means, at any particular time, an amount equal to seventy-five percent (75%) of Eligible Accounts.

          "Borrowing Base Certificate" means a certificate in the form of Exhibit "D", fully completed and executed by Borrower.

          "Business Day" means any day on which commercial banks are not authorized or required to close in Houston, Texas.

          "Capitalized Lease Obligations" means, for Borrower and its Subsidiaries, on a consolidated basis, the obligations of Borrower and its Subsidiaries to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

          "Closing Date" means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 5.1 have been satisfied.

          "Collateral" has the meaning specified in Section 4.1.

          "Commitment" means the obligation of Lender to make Advances and issue Letters of Credit hereunder in an aggregate principal amount at any time outstanding up to but not exceeding $7,500,000.00.

          "Current Maturities of Long Term Debt" means for Borrower and its Subsidiaries, on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Debt of Borrower and its Subsidiaries for borrowed money which has a final maturity more than twelve months from the date of calculation.

          "Debt" means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by the Note, the Letter of Credit Liabilities and all other indebtedness of Borrower to Lender, (b) Rate Management Transaction Obligations, (c) all indebtedness representing deferred payment of the purchase price of property or assets, (d) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (e) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (f) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (g) any obligation to redeem or repurchase any of such Person's capital stock, partnership or membership interests or other ownership interests as applicable.

          "Debt Service Coverage Ratio" means for Borrower and its Subsidiaries, on a consolidated basis, as of any date (a) EBITDA for the period ended as of such date, divided by the sum of (b) Current Maturities of Long Term Debt as of such date, plus (c) Interest Expense for the period ended as of such date, plus (d) Capitalized Lease Obligations for the period ended as of such date.

          "Default Rate" means the lesser of (a) the sum of the Prime Rate in effect from day to day plus five percent (5.0%) or (b) the Maximum Rate.

          "Distribution" means (a) any distribution, dividend or any other payment or distribution (excluding dividends payable in stock) made by Borrower on account of its capital stock, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its capital stock, including any purchase of treasury stock or other treasury obligations, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

          "EBITDA" means for Borrower and its Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) non-cash charges for such period.

          "Eligible Accounts" means the aggregate of all accounts receivable of Borrower that contain selling terms and conditions reasonably acceptable to Lender and satisfy the following conditions: (a) are not owed by an account debtor, the creditworthiness or financial condition of whom Lender in its sole discretion, deems unsatisfactory; (b) have been outstanding less than ninety (90) days past the original date of invoice; (c) have arisen in the ordinary course of business from services performed by Borrower to or for the account debtor or the sale by Borrower of goods in which Borrower had sole ownership where such goods have been shipped or delivered to the account debtor; (d) represent complete bona fide transactions which require no further act under any circumstances on the part of Borrower to make such accounts receivable payable by the account debtor; (e) the goods the sale of which gave rise to such accounts receivable were shipped or delivered to the account debtor on an absolute sale basis and not on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding; (f) do not constitute pre-billings or other unearned income; (g) do not arise in connection with contracts which are bonded or insured; (h) the goods the sale of which gave rise to such accounts receivable were not, at the time of sale thereof, subject to any Lien, except the security interest in favor of Lender created by the Loan Documents and the Guggenheim Lien; (i) are not subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment; (j) are subject to a perfected, first priority security interest in favor of Lender and are not subject to any other Lien, except the Guggenheim Lien; (k) are not subject to setoff, counterclaim, defense, allowance, dispute or adjustment other than normal discounts for prompt payment, and the goods of sale which gave rise to such accounts receivable have not been returned, rejected, repossessed, lost or damaged; (l) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; (m) are not evidenced by chattel paper or any instrument of any kind; (n) are owed by a Person or Persons that are citizens of or organized under the laws of the United States or any State and are not owed by any Person organized under the laws of a jurisdiction located outside of the United States of America ("Foreign Persons"), provided, that accounts receivable owed by Foreign Persons may constitute Eligible Accounts if (i) payment of such accounts receivable is insured by a foreign risk insurance policy acceptable to Lender and the proceeds of such policy have been assigned to Lender by an instrument satisfactory to Lender, (ii) payment of such accounts receivable is covered by a letter of credit in form and substance satisfactory to Lender, issued by a financial institution satisfactory to Lender, and the proceeds of such letter of credit have been assigned to Lender by an instrument satisfactory to Lender or (iii) Lender specifically approves such accounts receivable as Eligible Accounts; (o) if any accounts receivable are owed by the United States of America or any department, agency or instrumentality thereof, the Federal Assignment of Claims Act shall have been complied with; and (p) are not owed by an Affiliate, employee or agent of Borrower. No account receivable owed by an account debtor to Borrower shall be included as an Eligible Account if more than twenty-five percent (25%) of the balances then outstanding on accounts receivable owed by such account debtor and its Affiliates to Borrower have remained unpaid for more than eighty-nine (89) days from the dates of their original invoices. The amount of any Eligible Accounts owed by an account debtor to Borrower shall be reduced by the amount of all "contra accounts" and other obligations owed by Borrower to such account debtor. In the event that at any time the accounts receivable from any account debtor and its Affiliates to Borrower exceed twenty-five percent (25%) of the accounts receivable of Borrower, the accounts receivable from such account debtor and its Affiliates shall not constitute Eligible Accounts to the extent to which such accounts receivable exceed twenty-five percent (25%) of the accounts receivable of Borrower.

          "Environmental Laws" means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any federal, state, county, municipal or other governmental unit, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of Hazardous Substance or to health and safety matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

          "Event of Default" has the meaning specified in Section 10.1.

          "Field Audits" means audits, verifications and inspections of the accounts receivable and inventory of Borrower and its Subsidiaries, conducted by an independent third Person selected by Lender.

          "GAAP" means generally accepted accounting principles in the United States of America consistently applied.

          "Guggenheim" means (a) Guggenheim Corporate Funding, LLC, and its successors and assigns, or any other Affiliate thereof, and (b) the lenders from time to time parties to the Guggenheim Credit Agreement.

          "Guggenheim Credit Agreement" means that certain Term Loan Agreement dated as of May 18, 2006 among Borrower, the lenders from time to time parties thereto, and Guggenheim Corporate Funding, LLC, as administrative agent for such lenders.

          "Guggenheim Lien" means the subordinate security interest in the accounts receivable of Borrower in favor of Guggenheim which is subject to the provisions of the Intercreditor Agreement and other Liens granted pursuant to the Guggenheim Credit Agreement.

          "Hazardous Substance" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law.

          "Income Tax Expense" means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes paid or due to be paid during such period.

          "Intercreditor Agreement" means the Intercreditor Agreement among Borrower, Guggenheim and Lender in substantially the form of Exhibit "G", as the same may be amended, supplemented or modified.

          "Interest Expense" means for Borrower and its Subsidiaries, on a consolidated basis, for any period, the sum of all interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP.

          "Letter of Credit" means any letter of credit issued by Lender for the account of Borrower pursuant to Article II.

          "Letter of Credit Application" means Lender's standard form of Letter of Credit Application and Agreement as the same may be amended or supplemented.

          "Letter of Credit Liabilities" means, at any time, the aggregate face amounts of all outstanding Letters of Credit.

          "Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

          "Loan Documents" means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented.

          "Lockbox" means the post office box designated in any agreement executed by Borrower and Lender with respect to lockbox services, which may be comprised of Lender's Corporate Treasury Management Services Agreement and the Lockbox Service Exhibit thereto, as the same may be amended, supplemented or modified.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower to pay the Obligations or the ability of Borrower to perform its obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Lender hereunder or thereunder.

          "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the "Code") (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to Lender for the purposes of determining the Maximum Rate, Lender may elect to determine such applicable legal rate pursuant to the "weekly ceiling," from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right Lender may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

          "Net Income" means, for Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

          "No Default Certificate" means a certificate in the form of Exhibit "E", fully completed and executed by Borrower.

          "Note" means the promissory note executed by Borrower payable to the order of Lender, in substantially the form of Exhibit "A", as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

          "Obligated Party" means any Person who is or becomes a party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.

          "Obligations" means all obligations, indebtedness and liabilities of Borrower to Lender, now existing or hereafter arising, including, without limitation, the obligations, indebtedness and liabilities of Borrower under this Agreement and the other Loan Documents (including, without limitation, all of Borrower's contingent reimbursement obligations in respect of Letters of Credit), and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

          "Organizational Documents" means, for any Person, (a) the articles of incorporation and bylaws of such Person if such Person is a corporation, (b) the articles of organization and regulations of such Person if such Person is a limited liability company, (c) the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

          "Payment Account" means the depository account of Borrower designated in the Lockbox Agreement as the account into which proceeds of the Lockbox collections and all other receipts of Borrower's accounts receivable are to be deposited.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, company, trust, governmental authority or other entity.

          "Prime Rate" means, at any time, the rate of interest per annum then most recently published in The Wall Street Journal (or any successor publication if The Wall Street Journal is no longer published) in the "Money Rates" section (or such successor section) as the "Prime Rate." If a range of prime interest rates per annum is so published, "Prime Rate" shall mean the highest rate per annum in such published range. If the definition of "Prime Rate" is no longer published in The Wall Street Journal (or any successor publication), "Prime Rate" shall mean, at any time, the rate of interest per annum then most recently established by Lender as its prime rate.

          "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

          "Rate Management Transaction Obligations" means any and all obligations and indebtedness, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Lender arising under or in connection with any Rate Management Transaction.

          "Ratio of Total Liabilities to Tangible Net Worth" means, as of any date, (a) (i) Total Liabilities minus (ii) Subordinated Debt divided by (b) (i) Tangible Net Worth plus (ii) Subordinated Debt.

          "Regulatory Change" means, with respect to Lender, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Lender of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Security Agreement" means the Security Agreement executed by Borrower in favor of Lender in substantially the form of Exhibit "B", as the same may be amended, supplemented or modified.

          "Subordinated Debt" means Debt of Borrower to any Person, the payment of which has been subordinated to the payment of the Obligations in a manner satisfactory to Lender and by a document satisfactory to Lender.

          "Subsidiary" means any Person of which or in which Borrower or its Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors, managers or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

          "Tangible Net Worth" means, as of any date, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of Borrower and its Subsidiaries; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of Borrower appear as an asset on Borrower's or any Subsidiary's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets, stock or other ownership interests over the value assigned thereto, (c) patents, trademarks, trade names and copyrights, (d) deferred expenses, (e) loans and advances to any stockholder, partner, member, owner, director, officer manager or employee of Borrower or any Subsidiary or any Affiliate, including any such loans and advances evidenced by promissory notes, and (f) all other assets which are properly classified as intangible assets.

          "Termination Date" means 11:00 a.m., Houston, Texas time on August 21, 2007, or such earlier date on which the Commitment terminates as provided in this Agreement.

          "Total Liabilities" means, as of any date, all amounts which, in accordance with GAAP, would be classified as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries.

          "Unmatured Event of Default" means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time would constitute an Event of Default.

        Section 1.2.    Other Definitional Provisions.    All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas. In the event that, at any time, Borrower has no Subsidiaries, all references to the Subsidiaries of Borrower and the consolidation of certain financial information shall be deemed to be inapplicable until such time as Borrower has a Subsidiary.

ARTICLE II.

Advances and Letters of Credit

        Section 2.1.    Advances.    Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Advances to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Commitment; provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of (a) the Commitment minus the Letter of Credit Liabilities or (b) the Borrowing Base minus the outstanding Letter of Credit Liabilities. Lender shall have no obligation to make any Advance if an Event of Default or an Unmatured Event of Default has occurred and is continuing. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow hereunder.

        Section 2.2.    The Note.    The obligation of Borrower to repay the Advances shall be evidenced by the Note executed by Borrower, payable to the order of Lender, in the principal amount of the Commitment.

        Section 2.3.    Repayment of Advances.    Borrower shall repay the unpaid principal amount of all Advances on the earlier of (a) the Termination Date or (b) such other dates on which the Advances are or may be required to be paid pursuant to this Agreement.

        Section 2.4.    Interest.    The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate or (b) the Prime Rate in effect from day to day minus one-half percent (.50%) and each change in the rate of interest charged on the Advances shall become effective, without notice to Borrower, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Advances to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the Advances equals the amount of interest which would have accrued on the Advances if the interest rate specified in clause (b) preceding had at all times been in effect. Accrued and unpaid interest on the Advances shall be payable on the first (1st) day of each month commencing on October 1, 2006, and on the Termination Date. If an Event of Default has occurred and is continuing, all principal of the Advances shall bear interest at the Default Rate.

        Section 2.5.    Requests for Advances.    Borrower shall give Lender notice of each requested Advance by delivery to Lender of an Advance Request Form executed by an Authorized Representative, properly completed and containing the information required therein. Prior to making any Advance, Lender may require that Borrower deliver a Borrowing Base Certificate dated a recent date acceptable to Lender evidencing that the amount of the outstanding Advances plus the requested Advance plus the Letter of Credit Liabilities is less than the lesser of (a) the Commitment or (b) the Borrowing Base. Assuming that each Advance Request Form is in proper form, if Lender receives an Advance Request Form prior to 1:00 p.m. on any Business Day, Lender will make the requested Advance on the same Business Day, and if Lender receives an Advance Request Form after 1:00 p.m., Lender will make the requested Advance on the next Business Day.

        Section 2.6.    Use of Proceeds.    The proceeds of Advances shall be used for working capital purposes and for the issuance of Letters of Credit.

        Section 2.7.    Mandatory Prepayment.    If at any time the outstanding principal amount of the Advances plus the Letter of Credit Liabilities exceeds the Borrowing Base, Borrower shall immediately prepay the outstanding Advances by the amount of the excess plus accrued and unpaid interest on the amount so prepaid or, if no (or insufficient) Advances are outstanding, Borrower shall immediately pledge to Lender cash or cash equivalent investments in an amount equal to the excess as security for the Letter of Credit Liabilities.

        Section 2.8.    Unused Commitment Fee; Reduction or Termination of Commitment.    Borrower agrees to pay to Lender a commitment fee on the average daily unused portion of the Commitment, from and including the Closing Date to and including the Termination Date, at the rate of one-fourth percent (.25%) per annum based on a 360 day year and the actual number of days elapsed, payable quarterly, in arrears and on the Termination Date. For the purpose of calculating the commitment fee hereunder, the Commitment shall be deemed utilized by the amount of all outstanding Advances and Letter of Credit Liabilities. Borrower shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Commitment upon at least three (3) Business Days prior notice to Lender specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction; provided, however, the Commitment shall never be reduced below an amount equal to the Letter of Credit Liabilities. Simultaneously with giving such notice, Borrower shall prepay the amount by which the unpaid principal amount of the Advances plus the Letter of Credit Liabilities exceeds the Commitment (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Commitment may not be reinstated after it has been terminated or reduced.

        Section 2.9.    Letters of Credit.    Subject to the terms and conditions of this Agreement, Lender agrees to issue one or more Letters of Credit for the account of Borrower from time to time from the date hereof to and including the Termination Date; provided, however, that the Letter of Credit Liabilities shall not at any time exceed the lesser of (a) the Commitment minus the outstanding Advances or (b) the Borrowing Base minus the outstanding Advances. Each Letter of Credit (a) shall have an expiration date which shall not be more than one (1) year from the date of issuance of such Letter of Credit, and which may, at the sole discretion of Lender, extend beyond the Termination Date, (b) shall be payable in United States dollars, (c) shall support a transaction that is entered into in the ordinary course of Borrower's business, and (d) shall otherwise be satisfactory in form and substance to Lender. No Letter of Credit shall require any payment by Lender to the beneficiary thereunder pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to Lender. Lender shall have no obligation to issue any Letter of Credit if an Event of Default or Unmatured Event of Default has occurred and is continuing.

        Section 2.10.    Procedure for Issuing Letters of Credit.    Each Letter of Credit shall be issued upon receipt by Lender of written notice from an Authorized Representative requesting the issuance of such Letter of Credit, which notice shall be received by Lender at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. Such notice shall be accompanied by a Letter of Credit Application as then in effect and such other documents and instruments as Lender may require. Such notice and application (both front and back sides) may be sent by fax, provided that Borrower holds Lender harmless with respect to actions taken by Lender based upon notices and applications sent by fax. Each request for a Letter of Credit shall constitute a representation by Borrower to Lender as to each of the matters set forth in the Borrowing Base Certificate, including representations that (a) the sum of (i) the outstanding Advances plus (ii) the Letter of Credit Liabilities plus (iii) the face amount of the requested Letter of Credit does not exceed the lesser of the Borrowing Base or the Commitment and (b) no Event of Default or Unmatured Event of Default exists. Prior to Issuing any Letter of Credit, Lender may request a Borrowing Base Certificate from Borrower dated of a recent date acceptable to Lender evidencing that the statements contained in the preceding sentence are correct.

        Section 2.11.    Payments Constitute Advances.    Each payment by Lender pursuant to a drawing under a Letter of Credit shall constitute and be deemed an Advance by Lender to Borrower under the Note and this Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

        Section 2.12.    Letter of Credit Fees.    Borrower shall pay to Lender a letter of credit fee payable on the date each Letter of Credit is issued in an amount equal to the greater of (a) one percent (1.0%) per annum of the stated amount of such Letter of Credit for the period during which such Letter of Credit will remain outstanding, based on a 360 day year and the actual number of days elapsed and (b) $350.00 in the case of a standby Letter of Credit or $200.00 in the case of a commercial Letter of Credit. In addition, Borrower shall pay to Lender (a) at the time of issuance of any Letter of Credit, all out-of-pocket costs incurred by Lender in connection with the issuance of such Letter of Credit (b) upon the payment of any Letter of Credit, all applicable payment fees and (c) upon the amendment (including the extension) of any Letter of Credit, all applicable amendment fees.

        Section 2.13.    Obligations Absolute.    The obligations of Borrower under this Agreement and the other Loan Documents, including without limitation the obligation of Borrower to reimburse Lender for payment of drawings under any Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including (a) any lack of validity or enforceability of any Letter of

Credit or any other Loan Document, (b) the existence of any claim, set-off, counterclaim, defense or other rights which Borrower, any Obligated Party or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction, (c) if any statement, draft or other document presented under any Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever, (d) payment by Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit in a manner which is not material, (e) any amendment or waiver of, or any consent to departure from, any Loan Document or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

        Section 2.14.    Limitation of Liability.    Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither Lender or any of its officers, employees or directors shall have any responsibility or liability to Borrower or any other Person for (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender, (b) errors, omissions, interruptions or delays in transmission or delivery of any messages, (c) the validity, sufficiency or genuineness of any draft or other document, or any endorsement thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged or any statement therein is untrue or inaccurate in any respect, (d) payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit in a respect which is not material or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, Lender shall be liable to Borrower to the extent of any direct, but not consequential, damages suffered by Borrower which Borrower proves in a final nonappealable judgment were caused by (i) Lender's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) Lender's willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.

        Section 2.15.    Provisions Regarding Electronic Issuance of Letters of Credit.    Lender may adopt procedures pursuant to which Borrower may request the issuance of Letters of Credit by electronic means and Lender may issue Letters of Credit based on such electronic requests. Such procedures may include the entering by Borrower into the Letter of Credit Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as "Electronic Applications". Borrower holds Lender harmless with respect to actions taken by Lender based upon Electronic Applications. Borrower further agrees to be bound by all the terms and provisions contained in the Letter of Credit Applications, including, without limitation, the terms and provisions of the Letter of Credit Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.

        Section 2.16.    Cash Deposit Prior to Termination Date.    If Letters of Credit are to be outstanding after the Termination Date, not later than five (5) Business Days prior to the Termination Date, Borrower will deposit with Lender cash or pledge to Lender (in an manner satisfactory to Lender) cash equivalent investments or other collateral acceptable to Lender, or a combination thereof, in an amount equal to the sum of the face amounts of the Letters of Credit which will remain outstanding after the Termination Date.

ARTICLE III.

Payments

        Section 3.1.    Method of Payment.    All payments of principal, interest and other amounts to be made by Borrower under this Agreement, the Note or any other Loan Documents shall be made to Lender at its designated office, without setoff, deduction or counterclaim in immediately available funds. Whenever any payment under this Agreement, the Note or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue during such extension.

        Section 3.2.    Voluntary Prepayment.    Borrower may prepay the Note in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid.

        Section 3.3.    Computation of Interest.    Interest on the indebtedness evidenced by the Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

        Section 3.4.    Capital Adequacy.    If after the date hereof, Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its parent) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which Lender (or its parent) could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within ten (10) Business Days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender (or its parent) for such reduction. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

        Section 3.5.    Additional Costs in Respect of Letters of Credit.    If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender's commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost or reduction in amount receivable, shall be the result of Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrower agrees to pay to Lender from time to time as specified by Lender, such additional amounts as shall be sufficient to compensate Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrower, shall be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

ARTICLE IV.

Collateral

        Section 4.1.    Collateral.    To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described therein and in this Section 4.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral"):

          (a)   Borrower shall grant to Lender a first priority security interest in (i) all of its accounts, accounts receivable and all cash arising therefrom, (ii) deposit accounts number 3354784, 51577557, 951897373 and 951577557 at Lender and all amounts on deposit therein, and (iii) all products and proceeds thereof, in each case whether now owned or hereafter acquired, pursuant to the Security Agreement.

          (b)   Borrower shall execute and cause to be executed such further documents and instruments as Lender, in its sole discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral. Borrower authorizes, directs and permits Lender to file Uniform Commercial Code financing statements with respect to the Collateral in such jurisdictions as Lender may desire.

        Section 4.2.    Setoff.    Upon the occurrence of an Event of Default, Lender shall have the right to set off and apply against the Obligations in such a manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due; provided, however, this right shall not apply to IRA or Keogh accounts, trust accounts or any other account for which setoff would be prohibited by law ("Excluded Accounts"). As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments and other property of Borrower now or hereafter held by Lender, other than Excluded Accounts. In addition to Lender's right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower, other than Excluded Accounts. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, to the rights of setoff) which Lender may have.

ARTICLE V.

Conditions Precedent

        Section 5.1.    Initial Extension of Credit.    The obligation of Lender to make the initial Advance or issue the initial Letter of Credit is subject to the condition precedent that prior thereto Lender shall have received all of the documents set forth below in form and substance satisfactory to Lender.

          (a)    Certificate—Borrower.    A certificate of the Secretary or another officer of Borrower acceptable to Lender certifying (i) resolutions of the board of directors of Borrower which authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party and (ii) the names of the officers of Borrower authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party together with specimen signatures of such officers.

          (b)    Organizational Documents—Borrower.    The articles of incorporation and the bylaws of Borrower certified by the Secretary or another officer of Borrower acceptable to Lender.

          (c)    Governmental Certificates—Borrower.    Certificates issued by the appropriate government officials of the state of incorporation of Borrower as to the existence and good standing of Borrower.

          (d)    Assumed Name Certificate—Borrower.    A copy of an Assumed Name Certificate for Borrower doing business as GGS Seismic, Inc. recorded with the proper governmental authority.

          (e)    Note.    The Note executed by Borrower.

          (f)    Security Agreement.    The Security Agreement executed by Borrower.

          (g)    Financing Statements.    Uniform Commercial Code financing statements showing Borrower as debtor.

          (h)    Intercreditor Agreement.    The Intercreditor Agreement executed by Borrower and Guggenheim.

          (i)    Lender Consent.    Evidence that the lenders who are parties to the Guggenheim Credit Agreement have (i) authorized Guggenheim Corporate Funding, LLC to enter into the Intercreditor Agreement, and (ii) agreed to be bound by the Intercreditor Agreement.

          (j)    Arbitration Agreement.    The Arbitration Agreement executed by Borrower.

          (k)    Insurance Policies.    Copies of all insurance policies required by Section 7.5, together with loss payable endorsements in favor of Lender with respect to all insurance policies covering Collateral.

          (l)    UCC Search.    A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower with the office of the Secretary of State of Delaware.

          (m)    Attorneys' Fees and Expenses.    Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 11.1, to the extent incurred, have been paid in full by Borrower.

          (n)    Additional Documentation.    Such additional approvals, opinions or documents as Lender may reasonably request.

        Section 5.2.    All Extensions of Credit.    The obligation of Lender to make any Advance or issue any Letter of Credit (including the initial Advance and the initial Letter of Credit) is subject to receipt by Lender of the items required by Section 2.5 or 2.10, as applicable, and such additional approvals or documents as Lender may reasonably request.

ARTICLE VI.

Representations and Warranties

        To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

        Section 6.1.    Existence.    Borrower and each Subsidiary (a) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, (b) have all requisite power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions necessary and where failure to so qualify would have a Material Adverse Effect. Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

        Section 6.2.    Financial Statements.    Borrower has delivered to Lender audited consolidated financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31,

2005, and unaudited consolidated financial statements of Borrower and its Subsidiaries for the three (3) month period ended March 31, 2006. Such financial statements have been prepared in accordance with GAAP, and fairly and accurately present, in all material respects on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, material forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements. There has been no Material Adverse Effect since the effective date of the most recent financial statements referred to in this Section.

        Section 6.3.    Requisite Action; No Breach.    The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the Organizational Documents of Borrower or any law, rule or regulation or any order, writ, injunction or decree of any court, governmental authority or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as permitted by this Agreement) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound.

        Section 6.4.    Operation of Business.    Borrower and each Subsidiary possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

        Section 6.5.    Litigation and Judgments.    There is no action, suit, investigation or proceeding before or by any court, governmental authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary, that could, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against Borrower or any Subsidiary.

        Section 6.6.    Rights in Properties; Liens.    Borrower and each Subsidiary have good and marketable title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the financial statements described in Section 6.2, and none of the properties, assets or leasehold interests of Borrower or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

        Section 6.7.    Enforceability.    This Agreement constitutes, and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor's rights.

        Section 6.8.    Approvals.    No authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

        Section 6.9.    Debt.    Borrower and its Subsidiaries have no Debt except Debt to Lender and other Debt permitted pursuant to Section 8.1.

        Section 6.10.    Use of Proceeds; Margin Securities.    Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

        Section 6.11.    ERISA.    Borrower and each Subsidiary have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would give rise to liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

        Section 6.12.    Taxes.    Borrower and each Subsidiary have filed all tax returns (federal, state and local) required to be filed, including all income, franchise, employment, property and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges and other levies that are due and payable, and Borrower knows of no pending investigation of Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower or any Subsidiary.

        Section 6.13.    Disclosure.    There is no fact known to Borrower which has a Material Adverse Effect or which might in the future have a Material Adverse Effect that has not been disclosed in writing to Lender.

        Section 6.14.    Subsidiaries.    Borrower has no Subsidiaries other than Global Geophysical Services, Ltd. (Cayman Is.), Global Geophysical Services (Isle of Man) Limited, Global Geophysical Services Nigeria Limited, and Global Geophysical Services S.A.C. (Peru).

        Section 6.15.    Compliance with Laws.    Neither Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order or decree of any court, governmental authority or arbitrator.

        Section 6.16.    Compliance with Agreements.    Neither Borrower nor any Subsidiary is in violation in any material respect of any document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.

        Section 6.17.    Environmental Matters.    Borrower and each Subsidiary, and their respective properties, are in compliance with all applicable Environmental Laws and neither Borrower nor any Subsidiary is subject to any liability or obligation for remedial action thereunder. There is no pending or threatened investigation or inquiry by any governmental authority of Borrower or any Subsidiary or any of their respective properties pertaining to any Hazardous Substance. Except in the ordinary course of business and in compliance with all Environmental Laws, there are no Hazardous Substances located on or under any of the properties of Borrower or any Subsidiary. Except in the ordinary course of business and in compliance with all Environmental Laws, neither Borrower nor any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties. Borrower and each Subsidiary have obtained all permits, licenses and authorizations which are required under and by all Environmental Laws.

        Section 6.18.    Solvency.    Borrower and its Subsidiaries, on an individual and a consolidated basis, are not insolvent, Borrower's and its Subsidiaries' assets, on an individual and a consolidated basis, exceed their liabilities, and Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

        Section 6.19.    Investment Company Act.    Neither Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VII.

Affirmative Covenants

        Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

        Section 7.1.    Reporting Requirements.    Borrower will deliver to Lender:

          (a)    Annual Financial Statements—Borrower.    As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2006, a copy of the annual audited financial statements of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets, statements of income, statements of stockholders' equity and statements of cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and certified without qualification by independent certified public accountants of recognized standing acceptable to Lender.

          (b)    Monthly Financial Statements—Borrower.    As soon as available, and in any event within thirty (30) days after the end of each month, a copy of the financial statements of Borrower and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income and statements of cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by an officer of Borrower acceptable to Lender to have been prepared in accordance with GAAP and to fairly and accurately present the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.

          (c)    No Default Certificate.    (i) As soon as available, and in any event within thirty (30) days after the end of each month, a No Default Certificate as of the last day of such month and (ii) together with the financial statements delivered pursuant to Section 7.1(a), a No Default Certificate as of the last day of the fiscal year covered by such financial statements, in each case executed by an officer of Borrower acceptable to Lender and containing detailed calculations of the covenants contained in Article IX.

          (d)    Borrowing Base Certificate.    As soon as available, and in any event within thirty (30) days after the end of each month, a Borrowing Base Certificate as of the last day of such month certified by an officer of Borrower acceptable to Lender.

          (e)    Monthly Accounts Receivable Reports.    As soon as available, and in any event within thirty (30) days after the end of each month, aged accounts receivable reports for Borrower as of the last day of such month certified by an officer of Borrower acceptable to Lender.

          (f)    Monthly Backlog Reports.    As soon as available, and in any event within thirty (30) days after the end of each month, a backlog report for Borrower as of the last day of such month certified by an officer of Borrower acceptable to Lender.

          (g)    Monthly Insurance Premium Reporting.    As soon as available, and in any event within thirty (30) days after the end of each month, an insurance premium report as of the last day of such month, certified by an officer of Borrower acceptable to Lender.

          (h)    Tax Returns.    Within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by Borrower.

          (i)    Notice of Litigation.    Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting Borrower or any Subsidiary which could have a Material Adverse Effect.

          (j)    Judgments.    Within five (5) days of the rendering thereof, notice of any judgment against Borrower or any Subsidiary in an amount which is greater than $25,000.00.

          (k)    Notice of Default.    As soon as possible and in any event within five (5) days after the occurrence of each Event of Default and Unmatured Event of Default, a written notice setting forth the details of such Event of Default or Unmatured Event of Default and the action which Borrower has taken and proposes to take with respect thereto.

          (l)    Notice of Material Adverse Effect.    As soon as possible, and in any event within five (5) days after Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any condition which could have a Material Adverse Effect.

          (m)    General Information.    Promptly, such other information concerning Borrower or any Subsidiary as Lender may from time to time reasonably request.

        Section 7.2.    Maintenance of Existence; Conduct of Business.    Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business.

        Section 7.3.    Maintenance of Properties.    Borrower will maintain, and will cause each Subsidiary to maintain, its assets and properties in good condition and repair.

        Section 7.4.    Taxes and Claims.    Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay or discharge any claim, tax, levy, assessment or governmental charge with respect to which no Lien has been filed of record, which is being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established.

        Section 7.5.    Insurance.    Borrower will maintain fire and other risk, public liability insurance, and such other insurance as Lender may reasonably require with respect to Borrower's properties and operations, in forms, amounts and coverages reasonably acceptable to Lender and by insurance companies authorized to transact business in Texas. BORROWER MAY FURNISH THE INSURANCE REQUIRED BY THIS AGREEMENT WHETHER THROUGH EXISTING POLICIES OWNED OR CONTROLLED BY BORROWER OR THROUGH EQUIVALENT COVERAGE FROM ANY INSURANCE COMPANY AUTHORIZED TO TRANSACT BUSINESS IN TEXAS. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverage will not be cancelled or diminished without at least ten (10) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Note, Borrower will provide Lender with such lender's loss payable or other endorsements as Lender may require.

        Section 7.6.    Inspection; Field Audits.    At any reasonable time and from time to time, Borrower will permit, and will cause each Subsidiary to permit, representatives of Lender:

          (a)   To examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower and any Subsidiary and to discuss the business, operations and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants; and

          (b)   To conduct Field Audits; provided, however, that (i) Lender intends to conduct at least two Field Audits during each fiscal year of Borrower, and (ii) the cost of all Field Audits shall be paid by Borrower.

        Section 7.7.    Keeping Books and Records.    Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

        Section 7.8.    Compliance with Laws.    Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any court, governmental authority or arbitrator.

        Section 7.9.    Compliance with Agreements.    Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts and instruments binding on it or affecting its properties or business.

        Section 7.10.    Further Assurances.    Borrower will execute and deliver, and will cause each Subsidiary to execute and deliver, such further instruments as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender in the Collateral.

        Section 7.11.    ERISA.    Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

        Section 7.12.    Continuity of Operations.    Borrower will continue to conduct, and will cause each Subsidiary to continue to conduct, its primary businesses as conducted as of the Closing Date and to continue its operations in such businesses.

        Section 7.13.    Primary Depository Institution.    Borrower will, and will cause each Subsidiary to, use Lender as its primary depository institution and use certain of the treasury management services offered by Lender.

        Section 7.14.    Lockbox.    (a) Borrower will cause all of the proceeds from the accounts receivable of Borrower to be remitted by check to the Lockbox or by wire transfer to the Payment Account. If no Event of Default exists, all collected funds (as determined by Lender in accordance with its customary practices with respect to similar accounts) with respect to acceptable checks received in the Lockbox shall be deposited by Lender into the Payment Account. If no Event of Default exists, Borrower shall have full right of access to, and withdrawal from the Payment Account. If an Event of Default exists, all funds with respect to checks received in the Lockbox and all amounts received in the Payment Account shall be paid, delivered or transferred to Lender and deposited by Lender in a segregated noninterest bearing collateral account (the "Collateral Account"). If an Event of Default exists, Borrower shall have no right to access or effect withdrawals from the Payment Account or the Collateral Account, and the Payment Account and the Collateral Account shall be maintained in the name of and subject to the sole and exclusive dominion and control of Lender. Lender may at any time, and from time to time, apply funds on deposit in the Collateral Account to the Obligations in such order as Lender may determine.

        (b)   Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, the Collateral Account and in all cash, instruments, securities and funds on deposit therein, all interest and cash or other property received in connection therewith or in exchange therefor, and all proceeds of all of the above, now or hereafter existing, as additional collateral security for the Obligations. In addition to Lender's common law rights of setoff, Borrower hereby grants to Lender, if an Event of Default exists, the right to offset all or a portion of the funds in the Collateral Account.

ARTICLE VIII.

Negative Covenants

        Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

        Section 8.1.    Limitation on Liens.    Borrower will not incur, create, assume or permit to exist, and will not permit any Subsidiary to incur, create, assume or permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (a) Liens in favor of Lender, (b) purchase money Liens, (c) encumbrances consisting of minor easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or any Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (d) Liens for taxes, assessments or other governmental charges which are not delinquent or which are being contested in good faith, for which adequate reserves have been established and with respect to which no Lien has been filed of record, (e) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, (f) the Guggenheim Lien, and (g) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets.

        Section 8.2.    Mergers, Acquisitions, Dissolutions and Disposition of Assets.    Borrower will not, and will not permit any Subsidiary to, (a) become a party to a merger, consolidation, partnership or joint venture or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (b) dissolve, liquidate or cease operation, (c) amend its Organizational Documents, (d) sell, lease, assign, transfer or otherwise dispose of any assets out of the ordinary course of business, (e) create any new Subsidiary or (f) enter into any agreement to do any of the foregoing.

        Section 8.3.    Restricted Payments.    Borrower will not declare or pay any Distribution, provided, that Borrower may purchase or retire Borrower's outstanding stock pursuant to an existing contractual obligation of Borrower or with respect to shares owned by a director, officer or employee of Borrower who has died or who has terminated his/her relationship with Borrower.

        Section 8.4.    Loans and Advances.    Borrower will not make, and will not permit any Subsidiary to make, any advance, loan or extension of credit to any Person, including any employee, officer or director of Borrower or any Subsidiary.

        Section 8.5.    Investments.    Borrower will not make, and will not permit any Subsidiary to make, any capital contribution to or investment in, or purchase, or permit Corporate Guarantor or any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of any Person, except (a) readily marketable direct obligations of the United States of America, (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of Lender or any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service, Inc., and (d) investments made through Lender or its Affiliates and approved by Lender.

        Section 8.6.    Compliance with Environmental Laws.    Borrower will not, and will not permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance with all Environmental Laws, (b) generate any Hazardous Substance, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.

        Section 8.7.    Accounting.    Borrower will not make, and will not permit any Subsidiary to make, any change in accounting treatment or reporting practices, except as required by GAAP.

        Section 8.8.    Change of Business.    Borrower will not enter into, or permit any Subsidiary to enter into, any type of business which is materially different from the business in which Borrower or such Subsidiary is presently engaged.

        Section 8.9.    Transactions With Affiliates.    Borrower will not enter into, or permit to exist, and will not permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates which is on terms which are less favorable than are obtainable from any Person who is not an Affiliate of Borrower or such Subsidiary.

ARTICLE IX.

Financial Covenants

        Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will observe and perform the financial covenants set forth below, unless Lender shall otherwise consent in writing.

        Section 9.1.    Tangible Net Worth.    Borrower will at all times maintain the sum of the Tangible Net Worth plus Subordinated Debt in an amount not less than $25,000,000.00. The sum of Tangible Net Worth plus Subordinated Debt shall be calculated and tested monthly as of the last day of each month.

        Section 9.2.    Ratio of Total Liabilities to Tangible Net Worth.    Borrower will at all times maintain a Ratio of Total Liabilities to Tangible Net Worth of not greater than 3.75 to 1.00. The Ratio of Total Liabilities to Tangible Net Worth shall be calculated and tested monthly as of the last day of each month.

        Section 9.3.    Debt Service Coverage Ratio.    Borrower will at all times maintain a Debt Service Coverage Ratio of not less than 1.50 to 1.00. The Debt Service Coverage Ratio will be calculated and tested quarterly as of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2006 on a cumulative basis for the four quarters ended as of such date (a "rolling twelve months" basis); provided, however, that for the first three quarters of the year 2006 (i.e. through the quarter ending September 30, 2006), the Debt Service Coverage Ratio shall be calculated on an annualized basis.

ARTICLE X.

Default

        Section 10.1.    Events of Default.    Each of the following shall be deemed an "Event of Default":

          (a)   Borrower shall fail to pay when due the Obligations or any part thereof.

          (b)   Any representation or warranty made or deemed made by Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

          (c)   Borrower or any Obligated Party shall fail to perform, observe or comply with any covenant, agreement or term contained in this Agreement or any other Loan Document.

          (d)   Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

          (e)   An involuntary proceeding shall be commenced against Borrower, any Subsidiary or any Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of forty-five (45) days.

          (f)    Borrower, any Subsidiary or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration or similar proceeding or proceedings involving an aggregate amount in excess of $25,000.00 against any of its assets or properties.

          (g)   Borrower, any Subsidiary or any Obligated Party shall fail to satisfy and discharge promptly any judgement or judgements against it for the payment of money in an aggregate amount in excess of $25,000.00.

          (h)   Borrower, any Subsidiary or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

          (i)    This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Subsidiary, any Obligated Party or any of their respective owners, or Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

          (j)    A Material Adverse Effect shall have occurred.

          (k)   The ownership of more than forty-nine percent (49%) of the outstanding voting stock of Borrower shall change, on a cumulative basis, during the term of this Agreement.

          (l)    Borrower shall fail to comply with the provisions of Section 2.7 of this Agreement.

          (m)  The occurrence or existence of any default, Event of Default or other similar condition or event (however described) with respect to any Rate Management Transaction or Borrower shall fail to pay or perform any Rate Management Transaction Obligation.

        Section 10.2.    Remedies Upon Default.    If any Event of Default shall occur, Lender may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Note and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitment without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligations and (d) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 10.1(d) or Section 10.1(e), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Note and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

        Section 10.3.    Cash Collateral.    If any Event of Default shall occur, Borrower shall, if requested by Lender, immediately deposit with and pledge to Lender, cash or cash equivalent investments in an amount equal to the Letter of Credit Liabilities as security for the Obligations.

        Section 10.4.    Performance by Lender.    If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

ARTICLE XI.

Miscellaneous

        Section 11.1.    Expenses of Lender.    Borrower hereby agrees to pay Lender on demand (a) all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions and supplements thereof and thereto, including, without limitation, the fees and expenses of Lender's legal counsel, (b) all reasonable costs and expenses incurred by Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of Lender's legal counsel and (c) all other reasonable costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees and other charges levied by any governmental authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

        SECTION 11.2.    INDEMNIFICATION.    BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES) (COLLECTIVELY, "CLAIMS") TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) ANY ACT OR OMISSION OF LENDER BASED UPON ANY FAX OR ELECTRONIC TRANSMISSION OR (F) ANY MATTER RELATED TO ANY LETTER OF CREDIT, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF LENDER; PROVIDED, HOWEVER, THAT BORROWER'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 11.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

        Section 11.3.    Limitation of Liability.    Neither Lender nor any Affiliate, officer, director, employee, attorney or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases and agrees not to sue Lender or any of Lender's Affiliates, officers, directors, employees, attorneys or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

        Section 11.4.    No Waiver; Cumulative Remedies.    No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

        Section 11.5.    Successors and Assigns.    This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of Lender.

        Section 11.6.    Survival.    All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 11.1 and 11.2 shall survive repayment of the Note and termination of the Commitment and the Letters of Credit.

        Section 11.7.    Amendment.    The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

        Section 11.8.    Maximum Interest Rate.    No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

        Section 11.9.    Notices.    (a) All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may (subject to paragraph (b) below) be telecopied (faxed), mailed by certified mail return receipt requested, or delivered by hand or overnight courier service to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

If to Borrower:	Global Geophysical Services, Inc. 3535 Briarpark Drive, Suite 200 Houston, Texas77042 Attention: Richard Degner Telephone No.: 713-972-9200 Fax No.: 713-972-1008
If to Lender:	Amegy Bank National Association 323 North Sam Houston Parkway East Houston, Texas 77060 Attention: Greg Novak Telephone No.: 713-232-5204 Fax No.: 713-571-5155

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when delivered if by hand or overnight courier service or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, that notices to Lender pursuant to Article II shall not be effective until received by Lender.

        (b)   Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the

"return receipt requested" function, as available, return e-mail or other written acknowledgment), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

        Section 11.10.    Applicable Law; Venue; Service of Process.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas. Except as provided in the Arbitration Agreement, any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and Borrower and Lender hereby irrevocably submit to the exclusive jurisdiction of such courts and waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement. Nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law.

        Section 11.11.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 11.12.    Severability.    Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

        Section 11.13.    Headings.    The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

        Section 11.14.    Non-Application of Chapter 346 of Texas Finance Code.    The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

        Section 11.15.    Consent to Participations.    Lender shall have the right at any time and from time to time to sell or transfer one or more participation interests in the Note and the indebtedness evidenced thereby to one or more purchasers ("Purchasers"), whether related or unrelated to Lender. Lender may provide to any one or more Purchasers or potential Purchasers any information, financial statements, data or knowledge Lender may have about Borrower or about any other matter relating to the Obligations, and Borrower waives any rights to privacy it may have with respect to such matters. Borrower further waives any and all notices of sale of participation interests and notices of repurchases of participation interests. Borrower agrees that the owners of any participation interests will be considered as the absolute owners of their interests in the Obligations and will have all the rights granted under the participation agreements or other agreements governing the sale of their participation interests. Borrower waives all rights of offset or counterclaim that it may now or later have against Lender or against any Purchaser and agrees that either Lender or any Purchaser may enforce Borrower's obligations under the Loan Documents irrespective of the failure or insolvency of any owner of any interest in the Obligations. Borrower further agrees that any Purchaser may enforce its interests irrespective of any claims or defenses that Borrower may have against Lender.

        Section 11.16.    USA Patriot Act.    Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

        Section 11.17.    Document Imaging.    Borrower understands and agrees that (a) Lender's document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

        Section 11.18.    ENTIRE AGREEMENT.    THIS AGREEMENT, THE NOTE(S) AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:
GLOBAL GEOPHYSICAL SERVICES, INC.
By:

Richard Degner President
LENDER:
AMEGY BANK NATIONAL ASSOCIATION
By:

Gregory Novak Senior Vice President

LIST OF EXHIBITS

Exhibits	Documents
A	Note
B	Security Agreement
C	Advance Request Form
D	Borrowing Base Certificate
E	No Default Certificate
F	Arbitration Agreement
G	Intercreditor Agreement

QuickLinks

  Exhibit 10.21
ARTICLE I. Definitions
ARTICLE II. Advances and Letters of Credit
ARTICLE III. Payments
ARTICLE IV. Collateral
ARTICLE V. Conditions Precedent
ARTICLE VI. Representations and Warranties
ARTICLE VII. Affirmative Covenants
ARTICLE VIII. Negative Covenants
ARTICLE IX. Financial Covenants
ARTICLE X. Default
ARTICLE XI. Miscellaneous
LIST OF EXHIBITS